EXHIBIT 10.1

THIS OPTION AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITY LAWS OF ANY STATE, BUT ARE BEING ISSUED PURSUANT TO CERTAIN EXEMPTIONS THEREUNDER. THIS OPTION AND SUCH SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS OPTION AND SUCH SHARES OF COMMON STOCK ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM.

TRANSWORLD HOLDINGS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of this 1st day of November, 2020 (the “Grant Date”), between TRANSWORLD HOLDINGS, INC. (the “Company”), 3419 West Gray Court, Tampa, Florida 33609 and PEGGY SCHUURMAN HESS (the “Optionee”), 1417 Olympic Club Boulevard, Davenport, Florida 33896.

BACKGROUND

Optionee is the wife of Craig Harper-Denson (“Denson”), a director and the Chief Operating Officer (“COO”) of the Company and the Group President of PTGI-ICS of the Company.

At the time of the acquisition of PTGI-ICS, it was agreed that an Option to purchase shares of the voting common stock (“Shares”) of the Company would be issued to the Optionee in consideration of Denson’s service in facilitating the acquisition of PTGI-ICS and assuming his role as COO of the Company and Group President of PTGI-ICS. PTGI-ICS was acquired on October 31, 2020.

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1. Option Grant. The Company hereby grants to the Optionee an option (the “Option”) to purchase 10,500,000 Shares of the Company at an exercise price of $0.55 per share (the “Option Price”), the closing price of the Shares on the Grant Date.

2. Exercise of Option and Payment of Purchase Price. The Option may be exercised in whole or in part at any time after one year from the Grant Date according to the following vesting schedule:

Total Shares Exercisable	Vesting Date

5,250,000	1 year from Grant Date
7,875,000	2 years from Grant Date
10,500,000	3 years from Grant Date

and for a period of seven (7) years thereafter (a total of ten (10) years from the Grant Date) by delivering to the Company a written Notice of Exercise specifying the number of Shares to be purchased and the aggregate Option Price therefore; provided, however, that upon a Change in Capitalization (as defined in paragraph 10 below) all 10,500,000 shares shall become immediately exercisable. The Notice of Exercise shall be accompanied by full payment for the Shares, plus the amount of any tax withholdings required of the Company in connection with such exercise, by certified or official bank check or the equivalent thereof acceptable to the Company, provided, however, that in lieu of cash, the Optionee may tender to the Company Shares having a fair market value equal to the sum of: (a) the aggregate Option Price, plus (b) Company’s obligation to withhold federal, state and local taxes from the compensation deemed paid to Denson as a result of the exercise by Optionee.

3. Early Termination and Right to Exercise. The Option may be exercised by the Optionee on or following the applicable vesting dates only if (i) Denson is employed by the Company on the vesting date(s), and (ii) Optionee is married to Denson and not legally separated from Denson on the applicable vesting dates. All of Optionee’s right, title and interests in the unvested Options and the Shares underlying such unvested Options shall be forfeited if Denson separates from service with the Company at any date prior an applicable vesting date. Upon Optionee’s divorce or legal separation from Denson, all vested Options and all Shares received by Optionee pursuant to her exercise of any vested Options shall transfer to Denson, at which time Denson shall be able to exercise such vested Options, with all references to Optionee herein replaced with Denson accordingly.

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4. Stock Holder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. The Optionee will not be entitled to any rights or privileges of a stockholder of the Company with respect to the Shares unless and until the Option has been properly exercised (including payment in full of the Option Price) and certificates representing the Shares have been issued by the Company to the Optionee.

5. Denson Compensation and Withholding. On any Exercise Date(s), Denson will be deemed to have received compensation in an amount equal to the fair market value of the number of Shares for which the Option has been exercised, determined as of the closing price on the date of exercise, minus the aggregate Option Price payable by Optionee. Company shall pay to the applicable taxing authorities the amount(s) of withholding payable by Company as a result of the deemed compensation to Denson on the Exercise Date. Notwithstanding the foregoing, Optionee shall, no later than the date as of which the value of any portion of the Option first becomes includible in the gross income of Denson for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Company regarding payment of an amount up to the maximum statutory tax rates in Denson’s applicable jurisdiction with respect to the Option, as determined by the Company. The obligations of the Company hereunder shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by applicable laws, have the right to deduct any such taxes from any payment of any kind otherwise due to Denson. Whenever cash is to be paid pursuant to the Option, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any applicable withholding tax requirements related thereto. Whenever Shares or property other than cash are to be delivered pursuant to the Option, the Company shall have the right to require the Optionee to remit to the Company in cash an amount sufficient to satisfy any related taxes to be withheld and applied to the tax obligations; provided, that Optionee may satisfy the foregoing requirement by either (i) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (ii) delivering already owned unrestricted Shares, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. Such already owned and unrestricted Shares shall be valued at their fair market value on the date on which the amount of tax to be withheld is determined and any fractional share amounts resulting therefrom shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to the Option. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy its withholding obligation with respect to the Option.

6. Issuance of Shares. Company shall issue to Optionee on the Exercise Date the amount of Shares equal to the number of Shares exercised minus the number of Shares (if any) tendered to the Company in payment for (i) the Company’s obligation to withhold, or (ii) the Option Price.

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7. Taxation. The parties intend for the Option to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or, if not so exempt, to be treated in a manner which complies with the requirements of such section, and intend that this Agreement be construed and administered in accordance with such intention. In the event that the parties determine that the terms of this Agreement or the Option need to be modified in order to comply with Section 409A of the Code, the parties shall cooperate reasonably to do so in a manner intended to best preserve the economic benefits of this Agreement. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Denson’s separation from service shall instead be paid on the first business day after the date that is six months following Denson’s termination date (or death, if earlier). The exercise of the option will be subject to federal income taxation of Denson under Section 83 of the Internal Revenue Code of 1986, as amended, Treasury Regulation Section 1.83-7 and applicable State laws.

8. Non-Transferability of Option. The Option shall not be transferable by the Optionee, except to Denson upon her divorce or legal separation or by Will or by the laws of descent and distribution, upon her death. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

9. Amendment. The terms and provisions of this Agreement may not be amended, modified or terminated except by the express mutual written consent of the parties hereto.

10. Merger and Other Fundamental Transactions. In the event the Company is succeeded by another company in a reorganization, merger, consolidation, acquisition of property or stock, separation or liquidation, the successor company shall assume all of the outstanding Options granted under this Agreement or shall substitute new options for them, which shall provide that Optionee, at the same cost, shall be entitled upon the exercise of each such Option to receive securities as the Board of Directors (or equivalent governing body) of the succeeding, resulting or other company, shall determine to be equivalent, as nearly as practicable, to the nearest whole number and class of shares of stock to which Optionee would have been entitled under the terms of this Agreement. Notwithstanding the foregoing, in connection with a Change in Capitalization (as defined below), the Company’s board of directors (the “Board”) may provide, subject in all events to Optionee’s prior written approval and the requirements of Section 409A of the Code, for the cancellation of the Option granted hereunder in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the Shares, reduced by the aggregate Option Price; provided, however, that if the Option Price is equal to or greater than the fair market value of the Shares, the Board may cancel the Option without the payment of any consideration to the Optionee. For the purposes of this Section 10, “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of Shares; or (iv) other change in corporate structure, which, in any such case, the Board determines, in its sole discretion, affects the Shares such that a cancellation pursuant to this Section 10 is appropriate.

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11. Securities Matters and Regulations. Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Shares with respect to the Option shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Company. The Company may require, as a condition of the issuance and delivery of certificates evidencing Shares pursuant to the terms hereof, that Optionee make such agreements and representations, and that such certificates bear such legends, in each case substantially in the form attached hereto as Exhibit A. The Optionee understands and agrees that the sale of any Shares received upon exercise of the Option will be subject to, and must comply with, any trading policy as the Company may have in effect from time to time and all applicable securities laws.

12. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.

13. Cost. The Company shall bear all expenses incurred in administering this Agreement, including expenses related to the issuance of Shares on exercise of Options.

14. Successor and Assigns. This Agreement shall be binding upon and inured to the benefit of the heirs of Optionee and any successor or successors of the Company.

15. Article and Section Headings. Article and section headings contained herein are included for convenience only and are not to be used in construing or interpreting the Plan.

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IN WITNESS WHEREOF, Optionee and Company have executed this Agreement as of the effective date.

TRANSWORLD HOLDINGS, INC.	OPTIONEE:

/s/ Kenneth Orr	/s/ Peggy Schuurman Hess
By: Kenneth Orr, President	PEGGY SCHUURMAN HESS

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Exhibit A

The Optionee agree to the imprinting, so long as is required by under applicable securities laws, of a legend on any of the Shares in substantially the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

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